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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-163575) and related Prospectus of Venoco, Inc. for the registration of $150 million in 11.50% Senior Notes due 2017 and to the incorporation by reference therein of our reports dated March 3, 2009, with respect to the consolidated financial statements of Venoco, Inc. and the effectiveness of internal control over financial reporting of Venoco, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
December 29, 2009

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM